UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2021

TELIGENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

105 Lincoln Avenue

Buena, New Jersey 08310

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (856) 697-1441

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TLGT	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On September 21, 2021, Ernest R. De Paolantonio, the Chief Financial Officer of Teligent, Inc. (the “Company”), notified the Company of his intent to resign. Mr. De Paolantonio has agreed to provide transitional assistance through September 29, 2021, the effective date of his resignation. Mr. De Paolantonio’s resignation from the Company was not due to any disagreement with the Company on any matter relating to the Company’s operations, financial statements, policies or practices.

Appointment of Interim Chief Financial Officer

On September 23, 2021, the Company appointed Alyssa Lozynski, a Director at Portage Point Partners, LLC, a business advisory and interim management firm (“Portage Point”), as the Company’s Interim Chief Financial Officer to serve as the Company’s principal financial officer. Mrs. Lozynski will serve in this position until her successor is appointed or until Mrs. Lozynski’s earlier resignation or removal.

Mrs. Lozynski, 31, has been associated with Portage Point since January 2020. Prior to joining Portage Point, Mrs. Lozynski was in the Transaction Advisory Group at Alvarez & Marsal where she provided financial and operational due diligence support for private equity and strategic parties during the pre-close diligence stages. Prior to joining Alvarez & Marsal in 2016, Mrs. Lozynski was at Deloitte within the M&A Transaction Services Group. She has worked on over 100 transactions in the Distribution, Industrial, Chemical, Retail, Services, Automotive, Life Sciences / Pharmaceutical, Aerospace & Defense and other Consumer Product industries with enterprise values ranging from $50 million to over $4 billion. Mrs. Lozynski received her Masters in Accounting and a Minor in Finance from the Gies College of Business at the University of Illinois and is a Certified Public Accountant.

Mrs. Lozynski’s appointment as Interim Chief Financial Officer is in accordance with an interim management services agreement with Portage Point, effective September 23, 2021 (the “Agreement”), pursuant to which Portage Point will provide a range of advisory and management services to the Company and be paid fees based on specified hourly rates. The Company paid Portage Point a retainer to be applied against fees and expenses and has agreed to indemnify Portage Point and Mrs. Lozynski from and against specified claims, liabilities, losses, expenses and damages. The Agreement has an indefinite term, but is subject to termination upon either party’s notice.

Appointment of Chief Accounting Officer

On September 23, 2021, the Company appointed Joseph Benesch to serve as its new Principal Accounting Officer, effective immediately.

Mr. Benesch, 55, commenced employment with the Company in June 2021 as its Vice President and Corporate Controller, and has more than 25 years of experience in financial reporting, financial operations, business transactions strategy, and all phases of the accounting and controls process. Prior to joining the Company, Mr. Benesch was the Controller at Torrent, Inc. from November 2018 to June 2021, served as a financial reporting consultant for the Pine Hill Group from November 2017 to November 2018, was the Corporate Controller at Adare Pharmaceuticals, Inc. from April 2017 to November 2017, and served as Vice President Finance at Edenbridge Pharmaceuticals, LLC from November 2015 to April 2017. Mr. Benesch received his B.A. in Accounting from Wilkes University and is a Certified Public Accountant.

There is no arrangement or understanding between Mr. Benesch and any other person pursuant to which he was selected as an officer of the Company and there are no family relationships between Mr. Benesch and any of Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Benesch has a direct or indirect material interest that are required to be disclosed pursuant to applicable rules and regulations of the SEC.

Resignation of Directors

On September 22, 2021, R. Carter Pate notified the Company of his intent to resign as a director of the Company, effective September 24, 2021. On September 23, 2021, William R. Marth notified the Company of his intent to resign as a director of the Company, effective immediately. Neither Mr. Pate nor Mr. Marth’s resignations from the Board of Directors (the “Board”) of the Company were due to any disagreement with the Company on any matter relating to the Company’s operations, financial statements, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIGENT, INC.

Date: September 27, 2021	By:	/s/ Philip K. Yachmetz
		Name:	Philip K. Yachmetz
		Title:	Executive Vice President, Chief Legal Officer & Corporate Secretary